Exhibit 10.24

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

LICENSE AGREEMENT

This License Agreement (this “License Agreement” or “Agreement”), is dated as of this 7th day of December, 2011 (“Effective Date”), by and between Genomatica, Inc., a Delaware corporation with principal offices located at 10520 Wateridge Circle, San Diego, California 92121 (hereinafter referred to as “Genomatica”), and Beta Renewables S.p.A., an Italian corporation with principal offices located at Strada Ribrocca n. 11, 15057 Tortona (AL), Italy (hereinafter referred to as “Licensor”).

RECITALS:

WHEREAS, Genomatica possesses proprietary technology and recombinant microorganisms to produce 1,4-butanediol (“BDO”);

WHEREAS, Licensor possesses the proprietary PROESATM process, which converts Biomass to cellulosic sugars;

WHEREAS, pursuant to the Joint Development Agreement (as hereinafter defined), Genomatica and Licensor have evaluated the economic feasibility of a biological route for the manufacture of BDO using Biomass cellulosic sugars;

WHEREAS, Genomatica desires a license from Licensor to itself use, and to sublicense to others the right to use, the PROESATM Process Technology for the purpose of producing […***…] (as hereinafter defined) containing sugars for use in manufacturing BDO;

WHEREAS Licensor is willing to grant Genomatica a license subject to the terms and conditions set forth herein below to use relevant Licensor Patent Rights and other Licensor Intellectual Property relating to the PROESATM Process Technology solely to produce BDO.

NOW THEREFORE, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1. Defined Terms. Each term defined in the preamble and the Recitals to this License Agreement shall have the meaning set forth above whenever used herein.

1.2. Definitions. In addition to the terms defined in the preamble and the Recitals of this License Agreement, the following terms, whenever used herein, shall have the meanings set forth below:

1.2.1. “Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under

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common control with, such specified Person, and for this purpose, “control,” “controlled by” and “common control” shall mean the ownership and voting control of more than 50% of the outstanding voting securities or interest in capital or profits of such specified Person, or the right to direct or control the management or affairs of such specified Person by contract or similar arrangement. Should a Person divest an Affiliate or should an Affiliate cease to satisfy this definition, such Affiliate’s rights and obligations under this License Agreement shall be terminated, except for obligations under Article 9 (“Confidential Information”).

1.2.2. “BDO Field” shall mean the biological manufacture of BDO from sugars produced from Biomass and the marketing and the sale of BDO manufactured from sugars produced from Biomass, and includes research and development related to the foregoing.

1.2.3. “Biomass” shall mean any non-food agriculture plant (such as but not limited to poplar, eucalyptus and energy crops) and agricultural waste (such as but not limited to straw, corn stover and sugar cane bagasse) that can be used as a renewable non-food feedstock for the production of sugars (which non-food feedstock excludes, without limitation, first generation food feedstocks of corn, wheat, sugar beets and sugar cane).

1.2.4. “Bioprocess” shall mean a process using microorganisms for the production of BDO, and including the downstream BDO purification steps.

1.2.5. “Basic Engineering Design” means a package of engineering design information as specified under Schedule 1.2.5 to be prepared by Genomatica’s basic engineering CONTRACTOR in sufficient detail to enable Genomatica and/or CONTRACTOR to perform Detailed Engineering Design, equipment procurement services and construction of the PROESATM Plant.

1.2.6. “Confidential Information” shall mean any and all proprietary information and materials, in any form (written, oral, photographic, electronic, magnetic, or otherwise), including without limitation, information related to technical, business, and intellectual property matters, intellectual property including know-how, data, trade secrets, and all documents and other physical materials relating to prototypes, materials, compositions, devices, methods, or procedures related to the research and development, manufacture, use or sale of […***…] or BDO. Confidential Information of a Party under the Joint Development Agreement shall be treated as Confidential Information under this License Agreement. The Licensor Intellectual Property shall be Confidential Information of Licensor, and the Bioprocess, the Genomatica Microorganisms and Genomatica Intellectual Property shall be Confidential Information of Genomatica.

1.2.7. “CONTRACTOR” means Chemtex International Inc. or such other contractor reasonably acceptable to Genomatica as may be designated by Licensor to supply services for Basic Engineering Design and supply of Critical Equipment and other services that might be required by Genomatica for the “inside battery limits” area of the PROESATM Plant.

1.2.8. “Critical Equipment” means equipment to be supplied by CONTRACTOR that are required to implement the PROESATM Process Technology at a PROESATM Plant, as listed under Schedule 1.2.8.

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1.2.9. “Damages” shall have the meaning set forth in Article 11.1.

1.2.10. “Detailed Engineering Design” means the complete engineering to be performed by GENERAL CONTRACTOR as necessary to allow procurement, construction, commissioning and operation of the PROESATM Plant.

1.2.11. “Effective Date” shall have the meaning provided in the preamble of this Agreement.

1.2.12. “FEEP” (Front End Engineering Package) means a package of process design and know-how information contained in the document listed under Schedule 1.2.12, which is reasonably required to enable Genomatica and/or CONTRACTOR and/or GENERAL CONTRACTOR to prepare Basic Engineering Design and Detailed Engineering Design and to procure materials and equipment and construction services in relation to the construction of the “inside battery limits” area of the PROESATM Plant.

1.2.13. “GENERAL CONTRACTOR” means Chemtex International Inc., or other engineering contractor(s) competent to carry out engineering design services for chemical plants in accordance with good international industry practices, selected and employed by Genomatica following consultation with Licensor, to perform detailed engineering design services or engineering design and procurement services for the “outside battery limits” area of the PROESATM Plant.

1.2.14 “Genomatica Confidential Information” shall mean any Confidential Information of Genomatica.

1.2.15. “Genomatica Intellectual Property” shall mean all Intellectual Property owned or licensed (with the right to grant licenses or sublicenses) by Genomatica as of the Effective Date or during the term of this Agreement, which claims or covers all or part of a Bioprocess, including the components (including Genomatica Microorganisms) used in a Bioprocess.

1.2.16. “Genomatica Microorganism(s)” shall mean microorganisms designated by Genomatica and identified in Schedule 1.2.16.

1.2.17. “[…***…]” means the output product of the […***…] of the PROESATM Process Technology produced from Biomass.

1.2.18. “Intellectual Property” shall mean all (a) Patent Rights, (b) trademarks, service marks, domain names, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof, (c) copyrights and registrations and applications for registration thereof, (d) computer software, data, and documentation, (e) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (f) other proprietary rights relating to any of the foregoing, and (g) copies and tangible embodiments thereof.

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1.2.19. “Joint Development Agreement” means the Joint Development Agreement between Genomatica and Licensor dated April 15, 2011, as may be amended in accordance with its terms.

1.2.20. “Law” shall mean any federal, state, regional, local, or foreign law, constitution, rule, statute, ordinance, regulation, order, code, judgment, charge, writ, injunction, or decree.

1.2.21. “License Fee(s)” has the meaning set forth in Article 4.1.

1.2.22. “Licensor Confidential Information” shall mean any Confidential Information of Licensor.

1.2.23. “Licensor Intellectual Property” shall mean all Intellectual Property owned or licensed (with the right to grant licenses or sublicenses) by Licensor as of the Effective Date or during the term of this Agreement, which claims or covers all or part of the PROESATM Process Technology, including, but not limited to, those Patent Rights listed in Schedule 1.2.23.

1.2.24. “NDA” shall mean the nondisclosure agreement dated 19 March 2010 between M&G Finanziaria S.r.l. and Genomatica and covering also M&G Finanziaria affiliates.

1.2.25. “Operating Manual” means a compilation of preliminary procedures for operating the PROESATM Plant, based on the FEEP and which shall include instructions for pre-commissioning, start-up, shutdown and handling of process emergencies, which, […***…], is sufficient in detail for Genomatica to develop final operating procedures following completion of the detailed design phase of the project.

1.2.26. “Party” shall mean Genomatica or Licensor, as the case may be, and “Parties” shall mean Genomatica and Licensor.

1.2.27. “Patent Rights” shall mean any patent application, certificate of invention, application for certificate of invention, priority patent filing or patent granted (foreign or domestic), including any and all divisionals, continuation (in whole or in part), request for continued examination, reissues, reexaminations, additions, substitution cases, confirmations, registrations, revalidations, revisions, renewals and extensions thereof.

1.2.28. “Person” shall mean an individual or a corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

1.2.29. “PROESATM Plant(s)” means the commercial manufacturing facility(ies) of Genomatica or its sublicensee for producing […***…] which is designed or operated using Licensor Intellectual Property licensed pursuant to this License Agreement.

1.2.30. “PROESATM Process Technology” shall mean the process configuration, operating parameters and conditions, the equipment set up and/or the equipment design to produce fermentable sugar or precursor of fermentable sugar from Biomass […***…].

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1.2.32. “Representatives” shall mean, with respect to any Person, the directors, officers, employees, agents, Affiliates, or other representatives of such specified Person, including, without limitation, financial advisors, consultants, and counsel.

1.2.33. “Royalties” has the meaning set forth in Article 4.1.

1.2.34. “Start-Up Date” shall mean the date of first introduction of Biomass into the respective PROESATM Plant for the purpose of producing […***…].

1.2.35. “Territory” shall mean the world.

1.2.36. “Third Party(ies)” shall mean any Person other than Genomatica and its Affiliates or Licensor and its Affiliates.

ARTICLE 2

GRANT OF LICENSE

2.1 (i) Subject to payment by Genomatica of the License Fees and Royalties specified in Article 4.1 and the other terms and conditions of this Agreement, Licensor hereby grants to Genomatica, as of the Effective Date, the right and license to use Licensor Intellectual Property (including the FEEP) and to operate within the claims of Licensor’s Patent Rights, solely to design, procure, construct, operate and maintain the PROESATM Plants and to produce […***…] at the PROESATM Plants for use in manufacturing BDO. The license granted herein is subject to Genomatica or its designee purchasing the Critical Equipment from CONTRACTOR for each licensed PROESATM Plant. The license granted herein is non-transferable and non-assignable except as provided in Article 13.13, but does include the right to grant sub-licenses on terms consistent with the terms set out herein. During the term of this Agreement, Licensor will not assert any Patent Rights licensed hereunder to prevent Genomatica or its sublicensees from selling, anywhere in the world, BDO manufactured using […***…] produced in a PROESATM Plant. The above described right and license is exclusive in the BDO Field to the extent described in Article 2.2 hereof, but is otherwise non-exclusive.

(ii) No license or right is granted under this Agreement by implication or otherwise with respect to any technical information, know-how, patent application or patent except as specifically set forth herein.

(iii) Except as otherwise provided herein, no right, express or implied, is granted by this License Agreement to use in any manner the name “Bio-BDO®,” “PROESATM,” “Chemtex,” or “Genomatica” or any other trademark, service mark, or trade name of the other Party in connection with the performance of this License Agreement.

(iv) Neither Party shall be required to grant any right with respect to any patent application or granted patent or furnish information as to which it will incur financial or other liability to a third party, and no information shall be required to be furnished by either Party over governmental prohibition or objection.

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(v) Licensor shall periodically update the Patent Rights listed in Schedule 1.2.23 to include any Patent Rights owned or licensed by Licensor during the term of this Agreement that claim or cover all or part of the PROESATM Process Technology.

2.2 Licensor agrees to license the PROESATM Process Technology for the production of […***…] or any other sugars to be used in the production of BDO, and for the production of succinic acid to be converted into or otherwise used in the production of BDO, exclusively to Genomatica. For clarity, (i) Licensor shall not (except in connection with its activities with Genomatica pursuant to this Agreement) collaborate with, license or otherwise grant any rights to any Affiliate or Third Party to, use the PROESATM Process Technology to produce […***…] or any sugars to be used in the production of BDO, or succinic acid to be converted into or otherwise used in the production of BDO, and (ii) Licensor may freely license the PROESATM Process Technology for succinic acid production so long as it can ensure that no BDO is produced from the resulting succinic acid. Furthermore, Licensor guarantees that, with respect to each country, Genomatica receives the […***…] for the PROESATM Process Technology for bio-based chemical production from the resulting sugars, which shall be at least […***…]. At Genomatica’s request, Licensor will provide reasonable documentation showing compliance with the guarantee in the preceding sentence. Such exclusivity as described above will continue until March 31, 2014 or longer as provided herein. If, by March 31, 2014, Genomatica (either directly or indirectly through a joint venture or other designee) or a sublicensee of Genomatica’s rights with respect to the PROESATM Process Technology, has started the construction of at least the first industrial unit (with the capacity to produce more than […***…] per year of BDO) combining PROESATM Process Technology and the Bioprocess and paid the first installment of the License Fee due in connection therewith, the exclusivity will continue without termination. If, on the contrary, Genomatica (either directly or indirectly through a joint venture or other designee) or a sublicensee of Genomatica’s rights with respect to the PROESATM Process Technology has not, by the end of March, 2014, started the construction of at least the first industrial unit (with the capacity to produce more than […***…] per year of BDO) combining PROESATM Process Technology and the Bioprocess and paid the first installment of the License Fee due in connection therewith, the exclusivity will terminate and the license shall become non-exclusive. The Parties agree that at that time they will negotiate in good faith the possibility to extend the exclusivity. During the period of exclusivity, Genomatica agrees not to license from any Third Party any other Biomass pretreatment technology for use in the BDO Field. For the avoidance of doubt, it is understood that if the license becomes non-exclusive, Licensor will then be allowed to out-license the PROESATM Process Technology to succinic acid producers intending to convert succinic acid to BDO, and Genomatica will then be allowed to in-license other Biomass pretreatment technologies for use in the BDO Field for deployment by Genomatica or for subsequent out-licensing.

ARTICLE 3

FEEP/OPERATING MANUAL

3.1 Licensor shall provide the FEEP and the Operating Manual for each PROESATM Plant licensed hereunder, at Licensor’s expense. The FEEP to be provided by Licensor shall contain all process design and know-how information which, […***…], is reasonably required to enable Genomatica and/or CONTRACTOR to prepare basic and detailed engineering designs and to procure materials and equipment and construction services in relation to construction of

***Confidential Treatment Requested

the PROESATM Plant. The Operating Manual shall include instructions for pre-commissioning, start-up, shutdown and handling of process emergencies, which, in Licensor’s reasonable opinion, are sufficient in detail for Genomatica to develop final operating procedures following completion of the Detailed Engineering Design phase of the project.

3.2 The units of measurement and codes and standards to be used in the FEEP and the Operating Manual shall be based on […***…] standards. The English language shall be used in all sections of the FEEP and the Operating Manual.

3.3 If shortages, errors, omissions or defects are found in the FEEP or the Operating Manual due to the failure of Licensor to prepare the FEEP or the Operating Manual in accordance with the requirements of this Agreement, Licensor shall, subject to Articles 3.3 and 13.16 and as its sole liability resulting from or in connection with the FEEP and the Operating Manual (but without limiting Licensor’s obligation to indemnify Genomatica for Third Party claims, actions, suits or proceedings under Article 11.2), make relevant modifications and supplements at its own cost and shall make best efforts not to affect the overall program of the PROESATM Plant; provided, however, that if such shortage, error, omission or defect is the result of erroneous factual information provided to Licensor by Genomatica or not as the result of the failure of Licensor to prepare the FEEP and the Operating Manual in accordance with the requirements of this Agreement, then Licensor will make such relevant modifications and supplements at Genomatica’s cost. If shortages, errors, omissions or defects are found in the FEEP or the Operating Manual, then, provided Genomatica informs Licensor within […***…] days of such shortages, errors, omissions or defects, the affected items shall not be deemed delivered for purposes of determining Genomatica’s payment obligations under Article 5 (including, without limitation, any portion of the License Fee due on delivery of the FEEP or the Operating Manual) until relevant modifications and supplements thereto correcting such shortages, errors, omissions or defects are made and delivered by Licensor to Genomatica. Failure to so inform Licensor of such shortages, errors, omissions or defects, shall not be deemed to be a waiver other than with respect to the due date of payment.

ARTICLE 4

FEES

4.1 As consideration for the license granted by Licensor to Genomatica under Article 2.1(i) (including the FEEP), Genomatica agrees to pay to Licensor for each PROESATM Plant a lump sum fee (the “License Fee”) based on the capacity of the PROESATM Plant and running royalties (“Royalties”) based on the amount of BDO produced at the PROESATM Plant as provided herein. The License Fee shall be US $10,000,000 (Ten Million U.S. Dollars) for each PROESATM Plant of up to […***…] metric tons per year (100% solids dry sugar basis) of design capacity. The License Fee for PROESATM Plants of greater than […***…] metric tons per year (100% solids dry sugar basis) of capacity as of the Start-Up Date will be higher in proportion to their larger size as compared to […***…] metric tons per year (i.e. the License Fee will be an amount equal to US$10,000,000 (Ten Million U.S. Dollars) multiplied by a fraction equal to the actual design capacity of the plant in metric tons per year divided by […***…] metric tons per year). The Royalties will be equal to a fixed amount in U.S. Dollars per ton of BDO, based on the annual total volume of BDO manufactured from […***…] produced for commercial sale in all PROESATM Plants for so long as any of the Patent Rights licensed hereunder remain issued and

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valid. For the purpose of the foregoing, a patent right shall be deemed valid if a “Valid Claim” exists with respect thereto, where a “Valid Claim” means any claim of (a) any issued, maintained and unexpired patent or (b) a patent application listed in Schedule 1.2.27 (or mutually agreed after the date hereof to be added to Schedule 1.2.27), that has not been abandoned, disclaimed, revoked or held invalid or unenforceable by judgment or decree entered in any judicial proceeding in the jurisdiction having authority of such patent or such patent application that is not further reviewable through the exhaustion of all permissible applications for rehearing or review by a superior tribunal, or through the expiration of the time permitted for such applications. The Royalties shall be calculated as follows:

US$[…***…] ([…***…] U.S. Dollars) per ton for each ton of BDO produced for commercial sale for the first […***…] tons per year of BDO produced; plus

US$[…***…] ([…***…] U.S. Dollars) per ton for each ton of BDO produced for commercial sale above […***…] tons per year of BDO produced;

provided, however, that if the average sales price of BDO in a particular country during the applicable reporting period set forth in Section 5.3 below is less than US$[…***…] per ton, then the Royalties payable for BDO produced in such country during such reporting period shall be reduced proportionately to an amount equal to the Royalty set forth above multiplied by a fraction equal to the average sales price per ton of BDO in such country during such reporting period divided by US$[…***…]; and provided further, that if the average sales price of BDO in a particular country during the applicable reporting period set forth in Section 5.3 below is higher than US$[…***…] per ton, then the Royalties payable for BDO produced in such country during such reporting period shall be increased proportionately to an amount equal to the Royalty set forth above multiplied by a fraction equal to the average sales price per ton of BDO in such country during such reporting period divided by US$[…***…].

4.2 The License Fee includes expenses of Licensor’s personnel for attending the kick-off meeting and FEEP review meeting and up to […***…] manhours of site assistance during the PROESATM Plant start up. The reasonable […***…] expenses for […***…] are not included in the License Fee […***…]. The cost of Licensor personnel participating in the supervision of commissioning, start-up (beyond the first […***…] manhours) and testing of the PROESATM Plant is not included in the License Fee or Royalties. The services of such personnel beyond the first […***…] manhours will be […***…].

4.3 All expenses for a Party to dispatch its personnel to and maintain them at the other Party or at the PROESATM Plant site in performing work under this Agreement shall be borne by […***…] unless otherwise provided herein.

4.4 Genomatica shall have no obligation to make any Royalty payments to Licensor with respect to BDO produced by any particular PROESATM Plant, where such BDO is produced after the […***…] anniversary of the commencement of production at that PROESATM Plant.

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ARTICLE 5

PAYMENT AND TERMS OF PAYMENT

5.1 (i) All payments either by Genomatica to Licensor or by Licensor to Genomatica under this Agreement shall be made by electronic transfer of immediately available funds in United States Dollars.

(ii) All banking charges and other fees of the bank of the Party receiving the payment shall be borne by that Party, and all other banking charges and other fees in connection with such payment shall be borne by the Party making the payment.

(iii) If payments due to Licensor from Genomatica are not received within thirty (30) days after the date such payment is due as provided in this Article 5, Licensor shall have the right to suspend performance of its obligations under this Agreement, until Licensor receives any such payment then due and payable. In such event, in addition to the interest charges under Article 5.1(iv) below, any time periods required for performance by Licensor under this Agreement shall be extended by the period attributable to such delay and suspension.

(iv) In the event that either Party fails to pay the other Party any amounts due under this Agreement on the due date, then the defaulting Party shall unconditionally pay the relevant sum due plus interest at a rate corresponding to […***…]% over the Citibank New York prime rate, calculated from the date the relevant sum became due for payment by defaulting Party until the date of actual payment made.

(v) The License Fee and Royalties due to Licensor shall be paid by Genomatica without deduction of any taxes, customs, duties or similar charges whatsoever; provided however that Genomatica may withhold income taxes properly levied on Licensor and permitted by the applicable Treaty for the Avoidance of Double Taxation between Italy and the country where the respective PROESATM Plant is located. In case of such withholding, Genomatica shall, on behalf of Licensor pay the tax to the appropriate Tax Authority, and Genomatica shall submit to Licensor the original receipt of tax issued in Licensor’s name by the appropriate Tax Authorities. If Genomatica fails or refuses to provide said receipt, Genomatica shall pay the withheld amount to Licensor without unreasonable delay.

5.2 The License Fee with respect to a PROESATM Plant shall be paid by Genomatica to Licensor according to the following schedule:

5.2.1 Twenty percent (20%) of the License Fee shall be paid by Genomatica to Licensor after the signature of the respective agreement under which Genomatica grants a license and sublicense under the Genomatica Intellectual Property and Licensor Intellectual Property to create and operate the PROESATM Plant (the “Plant License Agreement”) and within thirty (30) days after Genomatica has received all of the following documents:

(a) One (1) original and one (1) copy of a proforma invoice issued by Licensor covering the total License Fee set forth in this Agreement.

(b) One (1) original and one (1) copy of commercial invoice.

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5.2.2 Forty percent (40%) of the License Fee shall be paid by Genomatica to Licensor after the completion of delivery of the FEEP and within thirty (30) days after Genomatica has received all of the following documents:

(a) Two (2) photostat copies of Licensor’s letter confirming the delivery of FEEP.

(b) One (1) original and one (1) copy of commercial invoice.

5.2.3 Forty percent (40%) of the License Fee shall be paid by Genomatica to Licensor upon the earlier of (i) acceptance of the respective PROESATM Plant in accordance with Article 6.3, or (ii) eighteen (18) months after the payment under Article 5.2.2 unless this Agreement or the license granted hereunder with respect to the respective PROESATM Plant has been terminated prior to such date, and within thirty (30) days after Genomatica has received all of the following documents:

One (1) original and one (1) copy of commercial invoice.

5.3 In March and September of each calendar year, Genomatica shall report in writing to Licensor the quantity of the BDO made from […***…], which is subject to the Royalties according to Article 4.1 above, in the reporting period (which reporting period shall be September through February for the March report and March through August for the September report).

Simultaneously with the submission of such report, Genomatica make payment of the Royalties due to Licensor according to Article 4.1 above. All payments by Genomatica to Licensor hereunder shall be made by wire transfer at the bank account which Licensor shall designate, without any deductions, except for taxes that Genomatica is permitted to withhold per the provisions of Article 5.1(v). Genomatica shall provide Licensor with written evidence of payment of any such taxes.

5.4 Genomatica shall keep adequate annual records for a period three (3) years from the date payment of the Royalties is due. The records shall include sufficient detail to enable the amounts due to Licensor hereunder to be determined. Genomatica shall permit said records to be inspected […***…] per calendar year at any reasonable time during regular business hours by a nationally recognized independent certified public accountant selected by Licensor, at Licensor’s expense, who signs a confidentiality agreement acceptable in form and substance to Genomatica, but only to the extent necessary to verify the amounts payable hereunder.

5.5 If Licensor shall be liable to pay any liquidated damages and/or compensation to Genomatica as stipulated in Article 6.2, Licensor shall make the payment within thirty (30) days after Licensor has received first written notification from Genomatica that such payment is due unless Licensor is disputing the amount or its liability for such liquidated damages and/or compensation. If Licensor fails to make such undisputed payment when due, Genomatica shall have the right to deduct an amount equal to any such payment not made from any payment due to Licensor under this Agreement. If Licensor is disputing the amount or its liability for such liquidated damages and/or compensation, such dispute shall be resolved in accordance with this

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Agreement and such amount shall not be due unless and until such dispute is finally resolved.

ARTICLE 6

PERFORMANCE GUARANTEES

6.1 The terms of performance guarantees (including but not limited to guaranteed amounts, measurement periods and term) will be […***…] in writing by […***…] for each PROESATM Plant based on […***…], prior to Genomatica entering into the respective Plant License Agreement. Licensor guarantees that, if the PROESATM Plant, with Critical Equipment supplied by CONTRACTOR, is constructed, operated and maintained in strict accordance with the FEEP and other technical documentation provided by Licensor and has available a sufficient number of qualified plant operating and supervisory personnel, with the utilities, additives, catalysts and feedstock of the specified quality and quantity, the PROESATM Plant will be able to satisfy the performance guarantees […***…] relating to quantity and quality of […***…] and guaranteed consumption of feedstock and utilities. These performance guarantees shall be demonstrated through a […***…] test performed at the PROESATM Plant (the “Performance Test”).

6.2 In the event for reasons attributable to or within the responsibility of Licensor the PROESATM Plant fails to achieve the agreed performance guarantees within a period of […***…] (provided that such time period may be extended to […***…] if special equipment or other special resources are needed and must be acquired in order to enable achievement of the performance guarantees and Licensor notifies Genomatica in writing thereof) from the Start-Up Date, then Licensor will be obligated to pay liquidated damages to Genomatica, at rates to be agreed for the particular PROESATM Plant prior to Genomatica entering into the respective Plant License Agreement (the “Liquidated Damages”), and, unless Genomatica provides written notice to Licensor as provided in Article 6.3 below, the Liquidated Damages will be Licensor’s sole liability and Genomatica’s sole remedy for such failure to achieve the performance guarantees; provided that the foregoing will not limit Licensor’s obligation to indemnify Genomatica for Third Party claims, actions, suits or proceedings under Article 11.2. For clarity, such liquidated damages shall be subject to the limitations set out in Article 13.16 hereof. If, for reasons not attributable to or within the responsibility of Licensor, the agreed performance guarantees cannot be successfully demonstrated within the earlier of […***…] (or […***…] if special equipment or other special resources are needed and must be acquired in order to enable achievement of the performance guarantees and Licensor notifies Genomatica in writing thereof) after the Start-Up Date, or […***…] after the signature of the respective Plant License Agreement, then, unless Genomatica provides written notice to Licensor as provided in Article 6.3 below, the performance guarantees shall be deemed to have been demonstrated and Licensor shall have no further obligation or liability in connection its obligation to achieve the performance guarantees.

6.3 Upon the occurrence of the successful completion of the Performance Test, the PROESATM Plant shall be deemed accepted and both Parties shall sign a Certificate of Acceptance for the PROESATM Plant. Upon the occurrence of either of the following events:

(i) the failure to successfully complete the Performance Test within […***…] (or […***…] if special equipment or other special resources are needed and must be acquired in

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order to enable achievement of the performance guarantees and Licensor notifies Genomatica in writing thereof) after the Start-Up Date for reasons attributable to or within the responsibility of Licensor and the payment by Licensor of the Liquidated Damages due in connection with such failure, or

(ii) the failure to successfully complete the Performance Test within the earlier of […***…] (or […***…] if special equipment or other special resources are needed and must be acquired in order to enable achievement of the performance guarantees and Genomatica notifies Licensor in writing thereof) after the Start-Up Date or […***…] after the signature of the respective Plant License Agreement, for reasons not attributable to or within the responsibility of Licensor, the PROESATM Plant shall be deemed accepted and both Parties shall sign a Certificate of Acceptance for the PROESATM Plant, unless Genomatica provides written notice to Licensor within thirty (30) days after such failure to successfully complete the Performance Test of Genomatica’s determination that the PROESATM Plant cannot be operated on a commercially viable basis, in which case the PROESATM Plant shall not be accepted and Genomatica shall have the right to terminate the license granted with respect to such PROESATM Plant (and otherwise maintain this Agreement in full force and effect) or to terminate this Agreement, including the license, in its entirety and, in case the license or this Agreement is terminated, Genomatica shall not be obligated to make any payment of the License Fees under Article 5.2.3 with respect to such PROESATM Plant.

6.4 EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER WARRANTIES OR GUARANTEES, EXPRESS OR IMPLIED, RELATING TO THIS AGREEMENT INCLUDING, IN THE CASE OF LICENSOR, RELATING TO LICENSOR’S SERVICES OR THE LICENSED PROCESS, AND IN THE CASE OF GENOMATICA, RELATING TO THE SUCCESS OF ANY PROESA PLANT, AND EACH PARTY DISCLAIMS ANY IMPLIED WARRANTIES OR WARRANTIES IMPOSED BY LAW INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 7

COMMERCIALIZATION

7.1 Licensor will give reasonable assistance to Genomatica in sales efforts to third parties, including responding to technical queries and participation in sales visits to potential clients. The extent of such assistance shall be determined by […***…] and at […***…] expense. Genomatica will be responsible for executing any Plant License Agreements, and agrees that such Plant License Agreements will include, within the Genomatica license, a sublicense of the PROESATM Process Technology, and will bear all expense in connection with executing such Plant License Agreements. Said sublicense of the PROESATM Process Technology will include safeguards against unauthorized disclosure and use of the PROESATM Process Technology and other Confidential Information consistent with those are set forth in this Agreement or as the Parties hereto shall otherwise mutually agree.

***Confidential Treatment Requested

7.2 CONTRACTOR. CONTRACTOR will be the basic engineering contractor for each PROESATM Plant and will provide Critical Equipment required for implementation of the PROESATM Process Technology, as well as such other equipment as may be mutually agreed. Mechanical guarantees for the Critical Equipment and for such other equipment supplied by CONTRACTOR will be provided by CONTRACTOR.

7.3 Independent Contractors. Each Party is an independent contractor and shall retain complete control and responsibility for its own operations and employees. Nothing in this License Agreement shall be construed to constitute either Party as a partner, agent or representative of the other Party. Neither Party shall have the right or authority to assume or create any obligation on behalf of or in the name of the other, or to bind the other in any manner whatsoever.

ARTICLE 8

INTELLECTUAL PROPERTY

8.1 Intellectual Property. Each Party acknowledges and agrees that, as between the Parties, each Party is and shall remain the sole and exclusive owner of all right, title, and interest in and to its Intellectual Property, and that this License Agreement does not affect such ownership. Each Party acknowledges that it acquires no rights under this License Agreement to the other Party’s Intellectual Property other than the limited rights specifically granted in this License Agreement. Except as specifically modified herein, the rights of the Parties with respect to Intellectual Property are as set out in the Joint Development Agreement.

8.2 No Implied Licenses. No license or right is granted by implication or otherwise with respect to any patent application or patent or other Intellectual Property except as may be specifically set forth in this License Agreement. Licensor and Genomatica will promptly notify the other in writing if such Party (a) becomes aware of any Intellectual Property of a Third Party that would be infringed by the activities under this Agreement, (b) receives a written claim or notice of infringement of any Intellectual Property of a Third Party related to the activities under this Agreement or (c) is sued for infringement of any Intellectual Property of a Third Party as a result of the activities under this Agreement.

ARTICLE 9

CONFIDENTIAL INFORMATION

9.1 Confidentiality. Each Party (in such capacity, the “receiving Party”) agrees to maintain the confidentiality of, and not disclose to any other Person, all Confidential Information of the other Party (in such capacity, the “disclosing Party”) and not to use the Confidential Information of the other Party except for the purposes of this License Agreement, in each case for […***…] years from the Effective Date of this License Agreement (but it no event less than […***…] years after termination of this Agreement). The obligation of confidentiality, nondisclosure and nonuse shall not apply to Confidential Information which:

(a)	is or becomes public through no fault of the receiving Party;

(b)	is known by the receiving Party at the time of disclosure as shown by prior written records;

***Confidential Treatment Requested

(c)	is disclosed to the receiving Party by a Third Party entitled to disclose it without obligation of confidentiality, or

(d)	is independently developed by the receiving Party.

9.2 Permitted Disclosures. Each Party may disclose Confidential Information belonging to the other Party:

(a)	to its own employees or consultants and, in the case of Genomatica, to sublicensees or potential sublicensees, who are subject to binding obligations concerning confidential information no less stringent than those contained in this Agreement, to the extent such disclosure is reasonably necessary in connection with the activities contemplated by this License Agreement, provided that the disclosing Party shall be responsible for any breach thereof by its own employees or consultants;

(b)	to the extent such disclosure is reasonably necessary for prosecuting or defending litigation or complying with applicable laws, rules or governmental regulations, providing that in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to this clause (b), it shall, except where impracticable or not permitted by Law, give reasonable advance notice to the other Party of such disclosure and use commercially reasonable efforts, at the cost of the other Party, to secure confidential treatment of such information; or

(c)	to Third Parties in connection with due diligence or similar investigations by such Third Parties, provided, in each case, that any such Third Party agrees to be bound by obligations concerning confidential information no less stringent than those contained in this Agreement.

9.3 Permitted Disclosure of Material Terms of this License Agreement. A Party shall have the right to disclose the material terms of this License Agreement (a) to any Person retained by such Party to perform legal, accounting, engineering or similar services and who have a need to know such terms in order to provide such services and (b) to Third Parties in connection with due diligence or similar investigations by such Third Parties, provided that any such Person or Third Party is bound to confidentiality obligations consistent in all material respects with and no less stringent than the terms of this Article 9.

9.4 Publicity. In any event, each Party agrees to take all reasonable action to avoid disclosure of the other Party’s Confidential Information hereunder. Promptly following the Effective Date, the Parties will coordinate on the possible issuance of a press release concerning this License Agreement (which may be a joint press release or separate press releases by each Party), subject to mutual agreement of the Parties on the content of such press release. If either Party desires to, or is required by Law or stock exchange requirements to, make a public announcement concerning this License Agreement or the subject matter hereof after such initial press release, if any, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and comment.

9.5 License Agreement Terms Are Confidential Information of Both Parties. Except for public statements agreed to by the Parties or for disclosures that are in the reasonable judgment of a Party required by law or stock exchange listing requirements, the Parties agree that the existence, material terms, and the subject matter of this License Agreement shall be considered Confidential Information of both Parties.

9.6 Equitable Remedies. Each Party acknowledges and agrees that the other Party’s remedies at law for breach or threatened breach of any of the provisions of this Article 9 would be inadequate and, in recognition of that fact, in the event of any such breach or threatened breach, it is agreed that, in addition to other remedies to which it may be entitled, the other Party will be entitled to equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction without the necessity of posting bond, or any other equitable remedy which may then be available; provided, that nothing herein contained will be construed as prohibiting the non-breaching Party from pursuing any other remedies available to it for such breach or threatened breach, including recovery of damages from such breaching Party.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1 Representations and Warranties of Genomatica. Genomatica represents and warrants to Licensor as of the Effective Date that:

(a) Genomatica is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Genomatica has all requisite power and authority to carry on its business and to own and use the assets and properties owned and used by it.

(b) Genomatica has all requisite power and authority to execute and deliver this License Agreement and to perform its obligations hereunder. The execution and delivery of this License Agreement by Genomatica and the performance by Genomatica of its obligations hereunder have been duly and validly authorized by all necessary action on the part of Genomatica. This License Agreement has been duly and validly executed and delivered by Genomatica and, assuming the due authorization, execution and delivery by Licensor, constitutes a valid and binding obligation of Genomatica enforceable against Genomatica in accordance with its terms.

(c) The execution and delivery of this License Agreement by Genomatica and the performance by Genomatica of its obligations hereunder, does not and will not, as the case may be, (i) conflict with or violate any provision of the Certificate of Incorporation or the Bylaws of Genomatica, (ii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, agreement or arrangement (written or oral), franchise or permit to which Genomatica is a party or by which Genomatica is bound, (iii) result in the imposition of any lien, claim, charge or encumbrance upon any Genomatica Intellectual Property, or (iv) violate any Law applicable to Genomatica.

(d) There is no action, suit, proceeding, claim, or investigation pending or threatened against Genomatica, in any court or by or before any governmental authority, or before any arbitrator of any kind, which, if adversely determined, would restrict the ability of Genomatica to perform its obligations hereunder. Genomatica knows of no basis for any such action, suit, claim, investigation, or proceeding.

(e) Genomatica is the exclusive owner or licensee of the Genomatica Intellectual Property, and it has the right to license or sublicense such Genomatica Intellectual Property to Third Parties to whom it sublicenses Licensor Intellectual Property without conflict with the rights of any Third Party, or has secured all necessary and appropriate consents to license the same.

(f) The Genomatica Intellectual Property is not subject to any claims, encumbrances, liens, licenses, judgments and/or security interests that could reasonably be expected to have an adverse effect on the right to practice such Genomatica Intellectual Property in the BDO Field, and none of the Genomatica Intellectual Property is the current subject of any litigation, interference or opposition proceeding.

(g) Genomatica is unaware of any publications or activities (including, without limitation, patents, articles, and public uses or sales) by it or others, which could reasonably be expected to invalidate any claim(s) of any patent or patent application within the Genomatica Intellectual Property.

(h) Genomatica is not aware of any valid Third Party Intellectual Property that could reasonably be expected to be infringed or asserted to be infringed by practice of the Genomatica Intellectual Property in the licensing to Third Parties pursuant to this License Agreement.

(i) Genomatica has and will continue to have the legal power to license or sublicense Genomatica Intellectual Property to Third Parties to whom it sublicenses Licensor Intellectual Property and it has not made and will not make any commitments to others inconsistent with or in derogation of such rights.

10.2 Representations and Warranties of Licensor. Licensor represents and warrants to Genomatica as of the Effective Date that:

(a) Licensor is a corporation validly existing and in good standing under the laws of Italy. Licensor has all requisite power and authority to carry on its business and to own and use the assets and properties owned and used by it.

(b) Licensor has all requisite power and authority to execute and deliver this License Agreement and to perform its obligations hereunder. The execution and delivery of this License Agreement by Licensor and the performance by Licensor of its obligations hereunder have been duly and validly authorized by all necessary action on the part of Licensor. This License Agreement has been duly and validly executed and delivered by Licensor and, assuming the due authorization, execution and delivery by Genomatica, constitutes a valid and binding obligation of Licensor enforceable against Licensor in accordance with its terms.

(c) The execution and delivery of this License Agreement by Licensor and the performance by Licensor of its obligations hereunder, does not and will not, as the case may be, (i) conflict with or violate any provision of the Certificate of Incorporation or By-Laws of Licensor, (ii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, agreement or arrangement (written or oral), franchise or permit to which Licensor is a party or by which Licensor is bound, (iii) result in the imposition of any lien, claim, charge or encumbrance upon any Licensor Intellectual Property, or (iv) violate any Law applicable to Licensor.

(d) There is no action, suit, proceeding, or material claim or investigation pending or threatened against Licensor, in any court or by or before any governmental authority, or before any arbitrator of any kind, which, if adversely determined, would restrict Licensor’s ability to perform its obligations hereunder. Licensor knows of no basis for any such action, suit, claim, investigation, or proceeding.

(e) Licensor is the exclusive owner of the Licensor Intellectual Property, and it has the right to grant Genomatica the limited license under Article 2.1 and other rights granted in this License Agreement without conflict with the rights of any Third Party, or has secured all necessary and appropriate consents to license the same.

(f) The Licensor Intellectual Property is not subject to any claims, encumbrances, liens, licenses, judgments and/or security interests that could reasonably be expected to have an adverse effect on the right to practice such Licensor Intellectual Property in the BDO Field, and none of the Licensor Intellectual Property is the current subject of any litigation, interference or opposition proceeding.

(g) Licensor is unaware of any publications or activities (including, without limitation, patents, articles, and public uses or sales) by it or others, which could reasonably be expected to invalidate any claim(s) of any patent or patent application included in the Licensor Intellectual Property.

(h) Licensor is not aware of any Third Party Intellectual Property that could reasonably be expected to be infringed or asserted to be infringed by practice of the Licensor Intellectual Property in the performance of this License Agreement.

(i) Licensor has and will continue to have the legal power to extend the rights granted to Genomatica in this License Agreement with respect to Licensor Intellectual Property, and it has not made and will not make any commitments to others inconsistent with or in derogation of such rights.

10.3 Notice of Developments. The Parties will give prompt written notice to each other of (a) any event or development causing a breach of any of their respective representations and warranties contained in this License Agreement, (b) any failure to comply with or satisfy any covenant or agreement to be complied with by such Party hereunder and (c) any event or development that, individually or in the aggregate, could reasonably be expected to result in a breach of any of their respective representations and warranties contained in this License Agreement or the failure to comply with or satisfy any covenant or agreement to be complied with by such Party hereunder. No disclosure by any Party pursuant to this Article 10.3, however, shall be deemed to prevent or cure any misrepresentation, breach of warranty or breach of covenant. During the term of this License Agreement, no Party shall take any action or agree to take any action, either orally or in writing, that could reasonably be expected to result in a breach of any of their respective representations and warranties contained in this License Agreement or any failure to comply with or satisfy any covenant or agreement to be complied with by such Party hereunder.

10.4 DISCLAIMER OF WARRANTIES. Except as specifically provided in Article 6 or in this Article 10, each Party disclaims all warranties of any kind, express or implied, to the fullest extent permitted by Law, including but not limited to the implied warranties of merchantability, fitness for particular purpose and noninfringement.

ARTICLE 11

INDEMNIFICATION

11.1 Indemnification by Genomatica. Genomatica shall indemnify, defend, and hold harmless Licensor and its Representatives from and against any and all damages, losses, liabilities, judgments, awards, costs, and expenses of any nature whatsoever, including reasonable attorneys’ fees and court costs (collectively, “Damages”), incurred by any of them as a result of (a) any Third Party claims, actions, suits or proceedings arising from any breach of any representation, warranty, covenant or agreement of Genomatica herein or (b) any Third Party claims that the practice of the Genomatica Intellectual Property pursuant to this License Agreement infringes Intellectual Property of such Third Party.

11.2 Indemnification by Licensor. Licensor shall indemnify, defend, and hold harmless Genomatica and its Representatives from and against any and all Damages incurred by any of them as a result of (a) any Third Party claims, actions, suits or proceedings arising from any breach of any representation, warranty, covenant or agreement of Licensor herein or (b) any Third Party claims that the practice of the Licensor Intellectual Property pursuant to this License Agreement infringes Intellectual Property of such Third Party.

11.3 Control of Defense. Except as specifically provided in this Article, any Person entitled to indemnification under this Article 11 shall give written notice to the indemnifying Party of any claims that may be subject to indemnification, promptly after learning of such claim, and the indemnifying Party shall assume the defense of such claims with counsel reasonably satisfactory to the indemnified party. If such defense is assumed by the indemnifying Party with counsel so selected, the indemnifying Party will not be subject to any liability for any settlement of such claims made by the indemnified party without its consent (but such consent will not be unreasonably withheld or delayed), and will not be obligated to pay the fees and expenses of any separate counsel retained by the indemnified party with respect to such claims.

11.4 Remedies. No remedy set forth in this License Agreement is intended to be exclusive of any other remedy. Each remedy shall be in addition to every other remedy provided hereunder, or now or hereafter existing at law, in equity, by statute, or otherwise.

ARTICLE 12

TERM AND TERMINATION

12.1 Termination by the Parties. This License Agreement may be terminated:

(a) by mutual written consent of Licensor and Genomatica;

(b) by Genomatica upon written notice to Licensor as provided in Article 6.3;

(c) by either Party as provided in Article 13.2;

(d) by Genomatica in the event Licensor has breached in any material respect any representation, warranty, covenant or agreement of Licensor contained in this License Agreement, Genomatica has notified Licensor of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach;

(e) by Licensor in the event Genomatica has breached in any material respect any representation, warranty, covenant or agreement of Genomatica contained in this License Agreement, Licensor has notified Genomatica of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach;

Any termination of this License Agreement pursuant to Article 12.1 shall be effective upon the delivery of written notice of the terminating Party to the other Party.

12.2 Effect of Termination. Upon termination of this License Agreement pursuant to this Article 12 all rights and obligations of the Parties under this License Agreement shall terminate, except as provided in this Article 12.2. Termination of this License Agreement shall not relieve or release either Party of any right or obligation which, at the time of such termination, has already accrued to such Party or which is attributable to a period prior to such termination, nor will any expiration or termination of this License Agreement preclude either Party from pursuing all rights and remedies it may have under this License Agreement, at law or in equity, with respect to breach of this License Agreement. For the avoidance of doubt, it is understood that termination of this License Agreement by Licensor due to Genomatica’s failure to make payments due under Articles 4 and 5 hereof with respect to any PROESATM Plant(s) shall not relieve Genomatica from the obligation to make such payments owed prior to such termination, but will terminate the license to use Licensor’s Intellectual Property for such PROESATM Plant(s); provided, however, that any sublicense under Licensor Intellectual Property for a PROESATM Plant granted by Genomatica under a Plant License Agreement prior to such termination shall remain in full force and effect as a direct license from Licensor provided that the sublicensee pays Licensor in full unpaid payments (if any) due and owing to Licensor with respect to such PROESATM Plant within thirty (30) days after termination of this Agreement and enters into a binding agreement with Licensor on terms equivalent to those contained in this Agreement to pay Licensor any unpaid fees, including Royalties, as described in Article 4 in connection with the sublicense (if such amounts have not already been paid by such sublicensee). The provisions set forth in Articles 8, 9, 10.4, 11, 12.2 and 13 shall remain in full force and effect and survive any termination of this License Agreement.

ARTICLE 13

GENERAL TERMS

13.1 Non-Solicitation. During the term of this License Agreement and for a period of […***…] after the termination of this License Agreement, unless otherwise agreed to by the Parties, each Party agrees that it will not and will not permit its Affiliates to directly or indirectly solicit for employment or consulting any employee of the other Party or its Affiliates; provided that in no event will listing or advertising any employee or consultant position in any publicly available source or hiring or engaging any person who contacts a Party or its Affiliate based upon such listing or advertisement be a breach of this Article 13.1.

13.2 Force Majeure. The Parties shall be exempt from liability in respect of any failure to perform their obligations under this License Agreement due to circumstances beyond their reasonable control, including but not limited to those arising from: (i) war, acts of terrorism, fire, epidemic, flood or other acts of God, explosion, civil commotion, strike, lock-out or labor disturbances, acts, regulations or laws of any government, or failure of public utilities or common carriers, (ii) inability to procure raw materials (other than dextrose) due to shortages of raw materials, or (iii) prevention from or hindrance in obtaining energy or other utilities. The Party so affected shall give written notice to the other Party of any such force majeure event and shall use its good faith efforts to avoid or remove such causes of non-performance and to continue performance whenever such causes are removed. Should the event(s) of force majeure suffered by a Party extend beyond a three (3)-month period, the other Party may then terminate this Agreement by written notice to the non-performing Party, with the consequences of such termination as set forth in Article 13.2.

13.3 Notices. Except as expressly set forth to the contrary in this License Agreement, all notices, requests, or consents provided for or permitted to be given under this License Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by courier, or by facsimile transmission; and a notice, request, or consent given under this License Agreement is effective on receipt by the person to receive it. All notices, requests, and consents to be sent to a Party must be sent to or made at the following addresses (or such other address as that a Party may specify by notice to the other Party).

If to Licensor, to:	Beta Renewables S.p.A.
Strada Ribrocca n. 11
15057 Tortona (AL) Italy
Attention: Corporate R&D Director
Facsimile: (39) 0131-81-1759

***Confidential Treatment Requested

with a copy to:	Chemtex International Inc.
1979 Eastwood Road
Wilmington, NC 28403
Attention: General Counsel
Facsimile: 910) 509-4567

If to Genomatica, to:	Genomatica, Inc.
10520 Wateridge Circle
San Diego, CA 92121
Attention: Chief Technology Officer
Facsimile: (858) 824-1772

with a copy to:	Cooley LLP
4401 Eastgate Mall
San Diego, CA 92121
Attention: Kay Chandler
Facsimile: (858) 550-6420

Whenever any notice is required to be given by law or this License Agreement, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

13.4 Schedules; Entire Agreement. This License Agreement includes the following Schedules, which are an integral part hereof:

Schedule 1.2.5	Basic Engineering Design
Schedule 1.2.8	Critical Equipment
Schedule 1.2.12	FEEP
Schedule 1.2.16	Genomatica Microorganism(s)
Schedule 1.2.23	Patent Rights

This License Agreement, together with the Schedules hereto, constitutes the entire agreement of the Parties relating to the subject matter hereof and thereof and supersedes all prior contracts or agreements with respect to the licensing of the PROESATM Process Technology for BDO, whether oral or written, including the NDA. For clarification, the Joint Development Agreement shall remain in effect in accordance with its terms.

13.5 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Party in the performance by that Party of its obligations is not a consent or waiver to or of any other breach or default in the performance by that Party of the same or any other obligations of that person. Failure on the part of a Party to complain of any act of any Party or to declare the other Party in default, irrespective of how long that failure continues, does not constitute a waiver by that Party of its rights with respect to that default until the applicable statute-of-limitations period has run.

13.6 Amendment or Modification. This License Agreement may be amended, modified, or supplemented only by a written instrument duly executed by each of the Parties, which instrument shall specifically indicate that it is the desire of the Parties to amend, modify or supplement this License Agreement, and similarly may be waived only by a written instrument duly executed by the waiving Party.

13.7 Binding Act. This License Agreement is binding on and inures to the benefit of the Parties and their respective heirs, legal representatives, successors, and assigns.

13.8 Governing Law. THIS LICENSE AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS License Agreement TO THE LAW OF ANOTHER JURISDICTION.

13.9 Severability. If any provision of this License Agreement or the application thereof to any person or circumstance is held invalid or unenforceable to any extent, the remainder of this License Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by Law.

13.10 Further Assurances. In connection with this License Agreement and the transactions contemplated hereby, each Party shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this License Agreement and those transactions.

13.11 No Third Party Beneficiaries. The provisions hereof are solely for the benefit of the Parties and are not intended to, and shall not be construed to, confer a right or benefit on any other person.

13.12 Counterparts. This License Agreement may be executed in any number of counterparts with the same effect as if all signing Parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

13.13 Assignability. Unless expressly provided otherwise in this License Agreement, no Party shall have the right to assign or otherwise transfer its rights or obligations under this License Agreement, except with the written consent of the other Party, not to be unreasonably withheld or delayed; provided, however, that a Party may, without the other Party’s consent, assign or otherwise transfer its rights or obligations under this License Agreement to (a) a successor in interest to all or substantially all of the business of such Party to which this License Agreement relates, whether by merger, sale of stock, sale of assets or otherwise, or (b) any Affiliate. In the event of any assignment of this License Agreement by a Party to its Affiliate pursuant to this Article 13.13, the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such rights and obligations by such Affiliate. Any assignment of this License Agreement in contravention of this Article 13.13 shall be null and void.

13.14 Resolutions of Disputes.

(a) The Parties will use commercially reasonable efforts to resolve any dispute through good faith negotiations. If within […***…] of any dispute being notified to the other Party the dispute has not been satisfactorily concluded, then unless otherwise agreed, the Parties shall refer the dispute to the Chief Executive Officer of Licensor and the Chief Executive Officer of Genomatica. If within […***…] of the dispute being referred to the individuals referenced in the prior sentence the dispute has not been satisfactorily concluded, then either Party may (but is not required to) refer the dispute for resolution pursuant to Article 13.14(b).

(b) Following negotiations pursuant to Article 13.14(a), any remaining dispute, controversy, or claim arising under, out of or relating to this License Agreement (and subsequent amendments thereof), its validity, binding effect, interpretation, performance, breach or termination, including tort claims, shall be finally determined by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, as in force at the time when the arbitration is initiated. The arbitral tribunal shall consist of three (3) mutually acceptable arbitrators. The place of arbitration shall be […***…]. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

13.15 Headings and Recitals. The headings and recitals used herein are for ease of reference and information and do not affect the interpretation of the Article to which they relate or the interpretation of this License Agreement in any other respect.

13.16 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ITS AFFILIATES FOR ANY SPECIAL OR CONSEQUENTIAL DAMAGES, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, IN TORT INCLUDING NEGLIGENCE, BY STATUTE OR UNDER ANY QUASI-CONTRACTUAL THEORY OF LIABILITY, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. The foregoing limitations of liability and damages will not apply and nothing in this License Agreement shall affect either Party’s liability for breach of any obligation specified in Article 9 or either Party’s indemnification obligations under Article 11. NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, IN NO EVENT SHALL LICENSOR’S LIABILITY WITH RESPECT TO ANY PROESATM PLANT EXCEED 100% OF THE LICENSE FEE PAID TO LICENSOR IN CONNECTION WITH SAID PROESATM PLANT, EXCEPT THAT SUCH LIMITATION SHALL NOT APPLY (A) TO LICENSOR’S OBLIGATION TO INDEMNIFY GENOMATICA FOR THIRD PARTY CLAIMS, ACTIONS, SUITS OR PROCEEDINGS UNDER ARTICLE 11.2, OR (B) TO LICENSOR’S LIABILITY FOR FRAUD OR WILLFUL MISCONDUCT,

IN WITNESS WHEREOF, the Parties caused this License Agreement to be executed by their duly authorized and empowered representatives as of the Effective Date.

***Confidential Treatment Requested

BETA RENEWABLES S.P.A.

By:	/s/ illegible

Title:	CTO

Date:	7th December, 2011

GENOMATICA, INC.

By:	/s/ Bill Baum

Title:	Executive Chairman

Date:	December 7, 2011

Schedule 1.2.5

Basic Engineering Design

[…***…]

***Confidential Treatment Requested

Schedule 1.2.8

Critical Equipment

ITEM	CATEGORY / TYPE

[…***…]	[…***…]

***Confidential Treatment Requested

Schedule 1.2.12

FEEP

Process Design Package

[…***…]

***Confidential Treatment Requested

Schedule 1.2.16

Genomatica Microorganism(s)

The microorganism for 1,4-BDO production from biomass sugars is […***…] which has been genetically modified to convert […***…] into 1,4-butanediol as the primary product.

***Confidential Treatment Requested

Schedule 1.2.23 – Patent Rights

[…***…]

***Confidential Treatment Requested